UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2013

RealBiz Media Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-53359	11-3820796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2690 Weston Road, Suite 200 Weston, FL 33331
(Address of Principal Executive Offices)

(954) 888-9779

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Director

On August 1, 2013, the board of directors (the “Board”) of RealBiz Media Group, Inc. (the “Company”) approved the appointment of Mr. Keith A. White as a member of the Board. Below is a description of Mr. White’s professional work experience.

Keith A. White, age 51

Keith A. White, age 51, combines over 25 years of management experience in the real estate industry. Since 1995, Mr. White has been the principal owner of Marketplace Home Mortgage, LLC (“MHM”), a full service correspondence residential mortgage lender based in Edina, MN. Mr. White also owns and manages Alliance Title, LLC, Marketplace Insurance Services and various commercial office buildings. In addition, in 1999, Mr. White founded Marketline Constructions Capital, LLC, a construction lender, and operated the company through 2008. In 2000, Mr. White founded Maribella Mortgage, LLC, a wholesale mortgage lender, and managed the company until 2007. Prior to finding MHM in 1995, Mr. White culminated his nine year career with GMAC Mortgage as the Minnesota-Wisconsin Area Manager.

Mr. White has an undergraduate degree from St. Cloud State University with a major in finance, real estate and economics.

The Board believes that Mr. White’s extensive experience in operating successful business ventures related to the real estate industry give Mr. White a wide ranging and diverse, entrepreneurial view of potential business opportunities that make him ideally qualified to help lead the Company to becoming an even greater force in the fast-growing, high resolution, digital media arena for the real estate industry.

Family Relationships

Mr. White does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALBIZ MEDIA GROUP, INC.

Date: August 7, 2013	By:	/s/William Kerby
William Kerby
Chief Executive Officer